Exhibit 99.1

Fairchild Semiconductor Reports Results for the First Quarter 2014

Fairchild Semiconductor (NASDAQ: FCS), a leading global supplier of power semiconductors, today announced results for the first quarter ended March 30, 2014. Fairchild reported first quarter sales of $344.1 million, up 1 percent from the prior quarter and slightly higher than the first quarter of 2013.

Fairchild reported a first quarter net loss of $9.3 million or $0.07 per diluted share compared to net income of $0.9 million or $0.01 per diluted share in the prior quarter and a net loss of $0.5 million or $0.00 per diluted share in the first quarter of 2013. Gross margin was 30.3 percent compared to 30.9 percent in the prior quarter and 26.9 percent in the year-ago quarter.

Fairchild reported first quarter adjusted gross margin of 30.3 percent, down 100 basis points from the prior quarter but 250 basis points higher than the first quarter of 2013. Adjusted gross margin in past quarters excluded accelerated depreciation related to a line closure. Adjusted net income was $4.9 million or $0.04 per diluted share, compared to adjusted net income of $13.5 million or $0.11 per diluted share in the prior quarter and an adjusted net loss of $2.0 million or $0.02 per diluted share in the first quarter of 2013. See the Reconciliation of Net Income to Adjusted Net Income exhibit included in this press release for more details on the other adjustment items.

“Demand has been robust all year as Fairchild’s focus on improving energy efficiency in a wide range of industrial, appliance, automotive and mobile applications accelerates our growth,” said Mark Thompson, Fairchild’s chairman and CEO. “The strength in orders is broader based than a year ago, especially in the mobile end market. Our current backlog is up 20% from a quarter ago, which when coupled with our lean inventory position enables us to guide for strong sales growth in the second quarter. Demand is very solid for our products supporting the automotive, industrial and appliance end markets. Sales of our products into the computing end market were also higher sequentially as demand recovered from a weak fourth quarter. Mobile demand was flat to the prior quarter which was better than expected. We benefited from content gains on a major new phone platform as well as mid-tier Chinese brands.

First Quarter Financials

“Adjusted gross margin decreased only one point sequentially which was better than expected due to higher factory loadings in the first quarter and improved product mix,” said Mark Frey, Fairchild’s executive vice president and CFO. “R&D and SG&A expenses were $96.6 million which were higher than forecast due to increased legal spending and additional costs associated with our recent sensor business acquisition. Free cash flow was a negative $5 million for the first quarter. We ended the first quarter with total cash and securities exceeding our debt by $118 million which is lower than a quarter ago due to our recent all cash acquisition of a private sensor company, stock repurchases and normal annual variable compensation expenses.”

Forward Guidance

“We expect sales to be in the range of $355 to $375 million for the second quarter,” said Frey. “We expect adjusted gross margin to be 31.0 to 32.0 percent due primarily to higher sales and factory loadings as well as improved product mix which all more than offsets the impact of our merit increase. We anticipate R&D and SG&A spending to be $97 to $99 million due to higher R&D and legal spending as well as the impact of the newly acquired sensor business. The adjusted tax rate is forecast at 15 percent plus or minus 3 percentage points for the quarter. Consistent with our usual practices, we are not assuming any obligation to update this information, although we may choose to do so before we announce second quarter results.”

Adjusted gross margin, adjusted net income and free cash flow are non-GAAP financial measures and should not be considered replacements for GAAP results. See additional information on our non-GAAP financial measures and reconciliations to the most comparable GAAP measures in the appropriate reconciliation exhibit included in this press release as well as our SEC filings related to this announcement.

Special Note on Forward Looking Statements:

Some of the paragraphs above, including the one headed “Forward Guidance,” contain forward-looking statements that are based on management’s assumptions and expectations and involve risk and uncertainty. Other forward-looking statements may also be found in this news release. Forward-looking statements usually, but do not always, contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: failure to maintain order rates at expected levels; failure to achieve expected savings from cost reduction actions or other adverse results from those actions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks, including the risks of failing to maintain the right to use some technologies or failing to adequately protect our own intellectual property against misappropriation or infringement; availability of manufacturing capacity; the risk of production delays; availability of raw materials at competitive prices; competitors’ actions; loss of key customers, including but not limited to distributors; the inability to attract and retain key management and other employees; order cancellations or reduced bookings; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally; changes in tax regulations or the migration of profits from lower tax jurisdictions to higher tax jurisdictions; regulatory risks and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor’s web site at investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.

About Fairchild Semiconductor:

Fairchild Semiconductor (NASDAQ: FCS) – global presence, local support, smart ideas. Fairchild delivers energy-efficient, easy-to-use and value-added semiconductor solutions for power and mobile designs. We help our customers differentiate their products and solve difficult technical challenges with our expertise in power and signal path products. Please contact us on the web at www.fairchildsemi.com.

Fairchild Semiconductor International, Inc.

Consolidated Statements of Operations

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended
	March 30, 2014	December 29, 2013	March 31, 2013
Total revenue	$344.1	$341.1	$343.2
Cost of sales (1)	239.9	235.6	250.8

Gross margin	104.2	105.5	92.4

Gross margin %	30.3%	30.9%	26.9%
Operating expenses:
Research and development (2)	41.1	40.2	42.6
Selling, general and administrative (3)	55.5	49.9	51.6
Amortization of acquisition-related intangibles	4.2	3.9	3.8
Restructuring, impairments, and other costs	6.1	7.8	1.2
Charge for (release of) litigation	4.4	—	(12.6)

Total operating expenses	111.3	101.8	86.6

Operating income (loss)	(7.1)	3.7	5.8
Other expense, net	1.1	1.6	$4.6

Income (loss) before income taxes	(8.2)	2.1	1.2
Provision for income taxes	1.1	1.2	1.7

Net income (loss)	$(9.3)	$0.9	$(0.5)

Net income (loss) per common share:
Basic	$(0.07)	$0.01	$(0.00)

Diluted	$(0.07)	$0.01	$(0.00)

Weighted average common shares:
Basic	125.4	126.6	127.2

Diluted	125.4	127.9	127.2

(1) Equity compensation expense included in cost of sales	$1.0	$1.3	$1.1
(2) Equity compensation expense included in research and development	$2.0	$1.9	$1.7
(3) Equity compensation expense included in selling, general and administrative	$4.8	$3.4	$3.5

Fairchild Semiconductor International, Inc.

Reconciliation of Net Income To Adjusted Net Income

(In millions)

(Unaudited)

	Three Months Ended
	March 30, 2014	December 29, 2013	March 31, 2013
Net income (loss)	$(9.3)	$0.9	$(0.5)
Adjustments to reconcile net income (loss) to adjusted net income (loss):
Restructuring, impairments, and other costs	6.1	7.8	1.2
Write off of equity investments	—	—	3.0
Accelerated depreciation on assets related to line closure (1)	—	1.2	2.9
Charge for (release of) litigation	4.4	—	(12.6)
Amortization of acquisition-related intangibles	4.2	3.9	3.8
Associated net tax effects of the above and other acquisition-related intangibles	(0.5)	(0.3)	0.2

Adjusted net income (loss)	$4.9	$13.5	$(2.0)

Adjusted net income (loss) per common share:

Basic	$0.04	$0.11	$(0.02)

Diluted	$0.04	$0.11	$(0.02)

(1) Recorded in cost of sales

Fairchild Semiconductor International, Inc.

Reconciliation of Gross Margin To Adjusted Gross Margin

(In millions)

(Unaudited)

	Three Months Ended
	March 30, 2014	December 29, 2013	March 31, 2013
Gross margin	$104.2	$105.5	$92.4
Adjustments to reconcile gross margin to adjusted gross margin:
Accelerated depreciation on assets related to line closure	—	1.2	2.9

Adjusted gross margin	$104.2	$106.7	$95.3

Adjusted gross margin %	30.3%	31.3%	27.8%

Fairchild Semiconductor International, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	March 30, 2014	December 29, 2013
ASSETS
Current assets:
Cash and cash equivalents	$315.8	$417.8
Short-term marketable securities	0.2	0.1
Receivables, net	158.7	127.4
Inventories	221.9	228.1
Other current assets	47.1	51.2

Total current assets	743.7	824.6
Property, plant and equipment, net	693.2	707.9
Intangible assets, net	45.1	31.7
Goodwill	210.2	169.3
Long-term securities	2.1	2.2
Other assets	65.6	60.3

Total assets	$1,759.9	$1,796.0

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$106.1	$95.8
Accrued expenses and other current liabilities	73.0	88.0

Total current liabilities	179.1	183.8
Long-term debt, less current portion	200.1	200.1
Other liabilities	56.6	48.0

Total liabilities	435.8	431.9
Temporary equity—deferred stock units	3.9	3.6
Total stockholders’ equity	1,320.2	1,360.5

Total liabilities, temporary equity and stockholders’ equity	$1,759.9	$1,796.0

Fairchild Semiconductor International, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended
	March 30, 2014	March 31, 2013
Cash flows from operating activities:
Net income (loss)	$(9.3)	$(0.5)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	36.0	36.4
Non-cash stock-based compensation expense	7.8	6.3
Non-cash restructuring and impairments expense	0.6	—
Deferred income taxes, net	3.1	0.8
Charge for (release of) litigation	4.4	(12.6)
Other	0.4	3.3
Changes in operating assets and liabilities, net of acquisitions	(34.4)	(37.7)

Cash provided by (used in) operating activities	8.6	(4.0)

Cash flows from investing activities:
Capital expenditures	(13.7)	(19.9)
Maturity of marketable securities	—	0.1
Other	(0.5)	(0.4)
Acquisitions, net of cash acquired	(59.8)	—

Cash used in investing activities	(74.0)	(20.2)

Cash flows from financing activities:
Proceeds from issuance of common stock and from exercise of stock options, net	0.2	0.4
Purchase of treasury stock	(30.6)	(3.7)
Shares withheld for employees taxes	(6.2)	(7.4)

Cash used in financing activities	(36.6)	(10.7)

Net change in cash and cash equivalents	(102.0)	(34.9)
Cash and cash equivalents at beginning of period	417.8	405.9

Cash and cash equivalents at end of period	$315.8	$371.0

Fairchild Semiconductor International, Inc.

Reconciliation of Cash Provided (Used in) by Operating Activities to Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended
	March 30, 2014	March 31, 2013
Cash provided by (used in) operating activities	$8.6	$(4.0)
Capital expenditures	(13.7)	(19.9)

Free cash flow	$(5.1)	$(23.9)

Editorial Contacts:

Fairchild Semiconductor:	Agency Contact:
Dan Janson	Topaz Partners
Investor Relations	Sarah Thomas
(207) 775-8660	(781) 404-2427
Email: investor@fairchildsemi.com	fairchild@topazpartners.com